SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cohen & Steers Institutional Global Realty Shares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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URGENT

Re: Your investment in Cohen & Steers

Dear Mr./Mrs.

We are trying to reach you regarding your investment in Cohen & Steers Institutional Global Realty Shares, Inc. The reason for the outreach is to inform you of two important proposals that stockholders are being asked to vote on before the Annual Meeting on December 17, 2015. As one of the top stockholders in this Fund, your vote is extremely important.

The first proposal for consideration is the Election of Board of Directors.

●	The Board of Directors believes that the Fund would benefit from the diversity of background and experience of the nominees.
●	If all of the nominees are elected, 10 of the 12 Directors of the Fund would be independent of the Advisor.

The second proposal is to consider and vote upon a proposal to approve a change in the Fund’s diversification classification. This proposal will benefit stockholders in the following ways:

●	Approval of this proposal would provide the Advisor greater flexibility in managing the Fund’s investments in the pursuit of its investment objective of total return.
●	Approval would also provide flexibility for the Fund to increase its concentration in investments that the Advisor believes to be the most attractive. Should the Fund remain a diversified fund, it will limit the ability of the Advisor to capitalize on some favorable investments.

If you have any questions or need assistance with voting, please contact me directly at 973-873-7749 or toll free at 855-601-2250 between the hours of 9:00am to 10:00pm Eastern Time, Monday through Friday.

This matter is very important, but will take only a moment of your time.

Sincerely,

Gina Balderas

Stockholder Services